Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BLACK RAVEN ENERGY, INC.

First:                         The name of the corporation is Black Raven Energy, Inc.

Second:                   The corporation may engage in any lawful activity.

Third:                     The corporation is authorized to issue two classes of capital stock to be designated respectively “common” and “preferred”. The total amount of capital stock the corporation is authorized to issue is 250,000,000 shares, with a $0.001 par value per share, consisting of 150,000,000 shares of common stock, and 100,000,000 shares of preferred stock.

The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for series of preferred stock.  Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

(a)           the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(b)           whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)           the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(d)           whether the shares of such series shall be subject to redemption by the corporation, and, if so, the times, prices and other conditions of such redemption;

(e)           the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the corporation;

(f)            whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)           whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)           the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the common stock or shares of stock of any other class or any other series of this class;

(i)            the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(j)            any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

Without limiting the foregoing, the voting powers of any series of preferred stock may include the right, in the circumstances specified in the resolution or resolutions providing for the issuance of such stock, to elect one or more directors who may be in addition to the number of directors of the corporation fixed pursuant to the bylaws of the corporation and who shall serve for such term and have such voting powers as shall be stated in the resolution or resolutions providing for the issuance of such stock.  The term of office and voting powers of any director elected in the manner provided in the immediately preceding sentence of this Article Third may be greater than or less than those of any other director or class of directors.

The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon may be cumulative.

Fourth:                   The capital stock of this corporation, after the amount of the subscription price has been paid in cash or in kind, shall be and remain non-assessable and shall not be subject to assessment to pay debts of the corporation.

Fifth:                       Unless specifically authorized by the Board of Directors or provided for in a certificate of designation approved by the Board of Directors, no holder of any shares of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares. Notwithstanding the foregoing, the holders of shares of common stock issued pursuant to the Modified Second Amended Joint Plan of Reorganization Filed by PRB Energy, Inc. and PRB Oil & Gas, Inc., dated December 3, 2008 (the “Plan”), confirmed by the United States Bankruptcy Court for the District of Colorado by order signed January 16, 2009, shall have the preemptive right to purchase, subscribe for and acquire shares of common stock of the corporation as a result of any additional offerings and issuances of common stock or other securities that are convertible into or exercisable or exchangeable for, common stock of the corporation, in accordance with and subject to the terms of the Plan.  The preemptive rights attached to the shares of common stock issued pursuant to the Plan shall not be transferable or assignable separately from the shares of common stock and shall terminate on December 31, 2011.

Sixth:                      The Board of Directors of the corporation shall consist of no less than one (1) and no more than nine (9) persons who shall be elected at the annual meeting of the stockholders, and each director elected shall hold office until his successor is elected and qualified. The number of directors serving on the Board of Directors may be changed from time to time by a resolution adopted by the Board of Directors of the corporation. Directors need not be stockholders.

Seventh:                No director or officer of the corporation shall be personally liable to the corporation or any stockholder of the corporation for damages for breach of fiduciary duty as a director or officer of the corporation, except that this Article Seventh shall not eliminate or limit the liability of a director or officer of the corporation for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of distributions in violations of NRS § 78.300. If the Private Corporations Law of the State of Nevada is hereafter amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability of all directors and officers of the corporation shall be eliminated or limited to the full extent then so permitted. Neither the amendment nor repeal of this Article Seventh, nor the adoption of any provision of these Articles of Incorporation inconsistent with the Article Seventh, shall eliminate or reduce the effect of Article Seventh in respect of any act or omission that occurred prior to such amendment, repeal, or adoption of an inconsistent provision.

Eighth:                   The corporation is authorized to provide indemnification for its directors, officers, employees, and agents, and to the extent serving at the request of the corporation, for the directors, officers, employees and agents of any corporation, partnership, joint venture, trust or other enterprise, in each case to the fullest extent permitted by applicable law as then in effect, through bylaw provisions or through agreements, or both.

All expenses actually and reasonably incurred by officers or directors in defending a civil or criminal action, suit, or proceeding arising by reason of the fact that such person is or was an officer or director of the corporation, must be paid by the corporation as they are incurred in advance of a final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of a director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction, that he or she did not act in good faith, and in the manner he or she reasonably believed to be or not opposed to the best interests of the corporation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on behalf of the Corporation as of February 2, 2009.

PRB ENERGY, INC.

By:	/s/ William F. Hayworth
William F. Hayworth, President